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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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[LUBRIZOL LETTERHEAD]



                                                                  March 31, 1999



Dear Lubrizol Shareholder:

         You have probably recently received a letter from TIAA-CREF (CREF) regarding a proposal pertaining to Lubrizol's shareholder rights plan. CREF is a large pension fund that owns 1.6% of Lubrizol common stock. Its shareholder proposal and Lubrizol's response to this proposal are contained in the proxy statement for the annual meeting, which you should be receiving by mail.

         In their letter to you, CREF made several assertions about Lubrizol and its Board of Directors, which need to be clarified.

         The provision in Lubrizol's shareholder rights plan, which CREF finds objectionable, does not, nor is intended to, disenfranchise shareholders. On the contrary, it is designed to protect the interests of ALL shareholders in situations where conflicts of interest can occur during an unfriendly takeover attempt. The shareholder rights plan and its provisions are in place for the purpose of encouraging a potential bidder to sit down with the Board of Directors to obtain the highest possible value for ALL shareholders.

         Lubrizol does not object to the right of CREF to present its proposal to shareholders. However, Lubrizol did request the SEC to exclude CREF's original proposal from the proxy on the grounds that it was false and misleading. Any shareholder proposal must accurately represent both facts and information and distinguish them from opinion. As a result of Lubrizol's request, the SEC directed CREF to modify its original proposal in eight separate areas. The CREF proposal in the proxy statement reflects these changes.

         CREF argues that Lubrizol is struggling and points to five-year stock price data as evidence. This data is heavily weighted by Lubrizol's poor financial performance in 1998. The reasons for this performance relate primarily to the conditions being experienced by all companies within the lubricant additives industry over the past 18 months. These conditions are explained in detail in the 1998 Annual Report, which you will be receiving with your proxy materials. Your Board of Directors and management are working hard to improve our operations in response to these changing industry conditions, and they are totally committed to increasing shareholder value for the long term. Lubrizol's Board has no intention of entrenching itself, nor usurping your rights as shareholders. Rather, its fiduciary responsibility demands that it protect the rights of ALL shareholders, and its actions in this matter have been designed to carry out that responsibility.

         The Board of Directors recommends a vote AGAINST the CREF proposal. It also urges you to vote FOR Lubrizol's director nominees at the 1999 Annual Meeting.

                                       Sincerely,


                                       /s/ K. H. Hopping
                                       K. H. Hopping
                                       Vice President and Secretary